Exhibit 99.4

Key updates communicated during Q1 2025

March 31, 2025

Key updates communicated during Q1 2025

Revenues:

  - At the Morgan Stanley European Financials Conference, Christian Sewing affirmed that the bank had a good start to the year and provided additional guidance on Q1 2025 revenue performance :

  - Investment Bank revenues are expected to be broadly in line with latest consensus but show a different subdivisional composition, with stronger performance in the trading businesses in Fixed Income & Currencies (FIC) and a softer start in Origination & Advisory (O&A)

  - He added, that excluding a double-digit million markdown on a single Leveraged Finance exposure in the first quarter, the bank would have seen an increase in O&A revenues compared to the prior year quarter , despite operating in a weaker market

  - He noted that the pipeline in O&A for Q2 and Q3 2025 is strong, although execution depends on market conditions

  - Christian Sewing also reiterated the guidance provided at the Q4 2024 results, including his confidence in achieving revenues of ~€ 32bn in FY 2025, before FX effects, leading to an anticipated compound annual growth rate of revenues of ~5.9% since FY 2021

  - At the Q4 2024 results, Christian Sewing also gave guidance for FY 2025 divisional revenue performance, before FX effects, compared to FY 2024, which was then supplemented by sub-divisional detail in Deutsche Bank’s 2024 Annual Report published on March 13, 2025:

  - Corporate Bank revenues are expected to grow by ~5.5%, or ~€ 400m, largely from higher net commissions and fee income and repricing of existing clients with support from resilient net interest income (NII); Corporate Treasury Services revenues are anticipated to be higher, Institutional Client Services revenues are anticipated to be slightly higher and revenues in Business Banking are expected to remain essentially flat

  - Investment Bank revenues are expected to grow by ~8%, or ~€ 900m, with FIC revenues expected to be slightly higher and O&A revenues to be significantly higher; ~€ 600m is expected to come from growth in O&A globally, but led by the US, and the remaining revenues should come from FIC, driven by Financing

  - Private Bank revenues are expected to grow by ~4%, or ~€ 400m, driven by higher NII from continued business volume growth and the deposit hedge rollover as well as growing noninterest income; Personal Banking revenues are expected to be essentially flat while Wealth Management & Private Banking revenues are expected to be higher

  - Asset Management revenues are expected to grow by ~12.5%, or ~€ 300m, benefitting from growth in assets under management during 2024 and a strong equity market development, which should boost management fees in FY 2025, as well as continued growth in Passive

  - Focusing on the NII component of the aforementioned revenue guidance, James von Moltke stated at the Q4 2024 results that NII across key banking book segments and other funding is expected to increase to ~€ 13.6bn in FY 2025, before FX effects, a year-on-year increase of ~€ 400m

  - Adding to this, James von Moltke also stated that, based on forward rates at the end of December, he expects the income from the hedge book to grow by several hundred million euros each year , as maturing hedges are rolled

Costs:

  - At the Morgan Stanley European Financials Conference, Christian Sewing reaffirmed the cost/income ratio target of <65% for FY 2025

  - James von Moltke stated at the Q4 2024 results that noninterest expenses are expected to be ~€ 20.8bn in FY 2025, before FX effects, delivering a significant implied operating leverage of 16%, and the bank’s investments are expected to support further operating leverage beyond 2025

  - He added that total nonoperating costs are expected at ~€ 400m, as litigation and restructuring and severance charges normalize

  - Adjusted costs are expected to remain essentially flat year on year at ~€ 20.3bn, before FX effects

  - The 2024 Annual Report also provides guidance on divisional costs for FY 2025 when comparing to FY 2024:
    - In the Corporate Bank, noninterest expenses are expected to be slightly lower, driven by lower nonoperating costs, while adjusted costs are expected to remain essentially flat
    - Noninterest expenses as well as adjusted costs in the Investment Bank are anticipated to be essentially flat
    - Private Bank noninterest expenses are expected to be slightly lower driven by significantly lower nonoperating costs while adjusted costs are also expected to be slightly lower
    - Noninterest expenses and adjusted costs in Asset Management are expected to be essentially flat

  - At the Morgan Stanley European Financials Conference, Christian Sewing said that the Private Bank needs to become a mid-teens return business over time ; the Private Bank is expected to benefit from several programs underway , including significant branch closures in both brands as well as headcount reductions of almost 2,000 this year, with restructuring costs already almost fully provisioned

Provision for credit losses:

  - At the Q4 2024 results, James von Moltke guided towards a partial normalization of provision for credit losses in FY 2025 which should result in a reduction to around € 350m to € 400m of average quarterly provisions

  - James von Moltke also added that he would expect to see quarterly provisions at the higher end of the guidance range for the first half of 2025

Profitability:

  - At the Morgan Stanley European Financials Conference Christian Sewing reiterated the path to achieve a RoTE of > 10% in FY 2025 ; with the Q4 2024 results, he defined the path as follows:
    - Reaching the revenue goal is expected to add more than 2ppts

  - An additional contribution of ~ 60bps is expected to come from the reduction in noninterest expenses

  - Finally, a contribution of ~ 40bps is expected to be generated from the reduction of credit loss provisions in FY 2025 towards more normalized levels

Capital and capital distribution:

  - On March 31, 2025, Deutsche Bank published its agenda for the Annual General Meeting 2025 in the Federal Gazette and on its website; Deutsche Bank proposes a dividend of € 0.68 per share in respect of FY 2024, corresponding to approximately

  € 1.3bn, as outlined by Christian Sewing at the Q4 2024 results

  - At the Q4 2024 results, Christian Sewing also stated that Deutsche Bank received approval for a share buyback of € 750m (up to 90m shares); on March 28, 2025, Deutsche Bank announced that it intends to commence the share buyback program on April 1, 2025; purchased shares will be cancelled

  - As also stated at the Q4 2024 results, Deutsche Bank guided for a dividend of € 1 per share in respect of FY 2025 , or approximately € 1.9bn; modest additional share buybacks in 2025 or 2026 would be sufficient to reach the € 8bn target for capital distribution

  - Christian Sewing reiterated at the Morgan Stanley European Financials Conference the bank’s ambition to surpass the € 8bn target in respect of FY 2021 to 2025; he added that the bank will look to do more for its shareholders if it delivers on its performance as expected in the first two quarters of 2025 and maintains a strong CET1 ratio; thus expanding on remarks made by James von Moltke at the Q4 2024 results saying that the bank will review its distributions in the course of the year on the basis of its performance

  - Deutsche Bank’s CET1 ratio target remained unchanged for 2025 at around 13%, as the bank aims to operate with a buffer of 200bps above the maximum distributable amount threshold

  - In the 2024 Annual Report, Deutsche Bank guided for the YE 2025 CET1 ratio and leverage ratio to be essentially flat compared to YE 2024

  - For FY 2025, RWA are expected to be essentially flat from capital efficient business growth and despite the pro-forma CRR3 impact

  - With regards to the CET1 ratio at Q1 2025, the bank guided for an impact of approximately 20bps resulting from € 5bn higher operational risk RWA ; the bank’s pro-forma CET1 ratio under CRR3 as of December 31, 2024 stood at 14.0%

Management Board changes:

  - On March 27, 2025, Deutsche Bank announced changes to its Management Board for the next phase of the bank’s growth strategy:

  - Raja Akram will join Deutsche Bank on October 1, 2025 and succeed James von Moltke as Chief Financial Officer after a transition period in 2026; James von Moltke has informed the bank that he will not be seeking another term when his contract expires in June 2026

  - Christian Sewing to lead next phase of strategy and will see his contract renewed until April 2029

  - Fabrizio Campelli to assume responsibility for the Americas from Stefan Simon, who will leave the bank, effective May 1, 2025, and Campelli will have his contract extended until October 2028

Issuance:

  - Select issuance highlights below:
  - January 8, 2025: USD dual tranche:
    - 1.25bn 5.373% Senior Non-Preferred with maturity in 2029 (callable 2028)
    - 0.5bn Floating Rate Note SOFR+121bp Senior Non-Preferred with maturity in 2029 (callable 2028)

  - January 9, 2025: CHF 0.2bn 1.588% Senior Non-Preferred with maturity in 2031 (callable 2030)

  - February 6, 2025: EUR 1.0bn 3.375% Senior Non-Preferred with maturity in 2031 (callable 2030)

  - February 18, 2025: GBP 0.5bn 5.000% Senior Non-Preferred with maturity in 2029 (callable 2028)

  - March 24, 2025: EUR 1.5bn 7.125% Additional Tier 1 Notes with first call date on October 30, 2030

  - ~€ 6.0bn issued YTD out of € 15-20bn funding plan for the year

  - On March 21, 2025, the bank announced its decision to call USD 1.5bn 7.5% Additional Tier 1 Notes while not exercising its option to redeem the USD 1.25bn 4.789% Additional Tier 1 Notes

Next significant events:

  - April 29, 2025 – Q1 2025 results – Analyst Conference Call
  - April 30, 2025 – Q1 2025 results – Fixed Income Call
  - May 22, 2025 – Annual General Meeting
  - May 27, 2025 – Expected dividend payment date for FY 2024

Disclaimer

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about Deutsche Bank’s beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and the bank undertakes no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which the bank derives a substantial portion of its revenues and in which it holds a substantial portion of its assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of its strategic initiatives, the reliability of its risk management policies, procedures and methods, and other risks referenced in the bank’s filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in Deutsche Bank’s SEC Form 20-F of March 13, 2025 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com.